Exhibit 99.2

NEWS RELEASE

CONTACT:
Becky Nichols	1780 South Bellaire Street	Listed: AMEX
Investor Relations (Ext. 104)	Suite 100	Trading Symbol: AMV
BeckyN@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Fax: (303) 296-7353

AMERIVEST PROPERTIES ANNOUNCES SALE OF KEYSTONE OFFICE PARK

 AND COMPLETION OF PREVIOUSLY ANNOUNCED STRATEGIC ASSET SALE PLAN

DENVER, CO,  January 24, 2006 — AmeriVest Properties Inc. (AMEX: AMV) announced today that it has completed the sale of Keystone Office Park in Indianapolis, Indiana. Keystone Office Park, a 114,822 square-foot office property in the Carmel submarket, was sold for $9,371,165, or approximately $82 per square foot, to a foreign institutional investor. AmeriVest recorded an impairment loss in the fourth quarter of 2005 of $1.6 million on this property and does not expect to record any material gain or loss on the sale for financial reporting purposes. The property was approximately 79% leased at the time of sale. The transaction will produce estimated net cash proceeds of approximately $4 million, after repayment of approximately $4.8 million in first mortgage debt, including approximately $200,000 in prepayment penalties, and approximately $550,000 in closing and related costs, including rent, operating expense and real estate tax pro-rations, security deposits and tenant improvement credits. The proceeds will be used to repay indebtedness under AmeriVest’s new secured credit facility, paying approximately $300,000 to satisfy the remaining balance of this facility, with the full $10 million available for future working capital needs. The sale of Keystone will also result in approximately $3.5 million in cash available to AmeriVest to be used for general corporate purposes.

“The sale of Keystone Office Park completes the strategic asset sale plan, announced September 1, 2005, as the most recent step in our review of strategic alternatives,” said Charles Knight, President and CEO of AmeriVest. “With the sale of this asset, we have repaid more than $100 million in secured and unsecured bank and mortgage debt, recorded almost $20 million in gains on sale of these assets, and repositioned and stabilized the Company’s balance sheet” continued Knight.

After the sale of Keystone, the AmeriVest portfolio consists of 12 high-quality office properties in Dallas, Phoenix and Denver, comprising approximately 1.7 million square feet. The portfolio was 91.2% occupied at December 31, 2005.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small Business® in Dallas, Phoenix and Denver through the acquisition, repositioning and operation of multi-tenant office buildings in those markets. To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and from time to time in the Company’s filings with the Securities and Exchange Commission.